Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES Q1 REVENUE OF $3.8 BILLION AND

NON-GAAP NET INCOME OF $514 MILLION, OR $2.12 PER SHARE1

IRVINE, Calif. — Oct. 24, 2013 — Western Digital® Corp. (NASDAQ: WDC) today reported revenue of $3.8 billion and net income of $495 million, or $2.05 per share for its first fiscal quarter ended Sept. 27, 2013. On a non-GAAP basis, net income was $514 million or $2.12 per share.1 In the year-ago quarter, the company reported revenue of $4.0 billion, net income of $519 million, or $2.06 per share. Non-GAAP net income in the year-ago quarter was $594 million, or $2.36 per share.2

The company generated $680 million in cash from operations during the September quarter, ending with total cash and cash equivalents of $4.9 billion. During the quarter, the company utilized $150 million to buy back 2.3 million shares of common stock. On Sept. 19, the company declared a $0.25 per common share dividend, which was paid on Oct. 15.

“We continued to perform well in the September quarter as we remained focused on delivering value to our customers through differentiated and innovative storage solutions in all of our served markets,” said Steve Milligan, president and chief executive officer. “Our HGST and WD subsidiaries continued to execute very well. Outstanding linearity drove strong operating results, with gross margins above the midpoint of our model range and earnings per share well above the high end of our guidance. Longer term, we are very excited about our ability to enable the ongoing creation, storage and management of digital content by consumers and businesses.”

Western Digital Announces Q1 Revenue of $3.8 Billion and

Non-GAAP Net Income of $514 Million, or $2.12 Per Share

The investment community conference call to discuss these results will be broadcast live over the Internet today at 3 p.m. Pacific/6 p.m. Eastern. The live and archived conference call webcast can be accessed online at investor.wdc.com. The telephone replay number is 1-800-685-6364 in the U.S. or +1-402-998-0553 for international callers.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.

[1]	Non-GAAP net income for the first quarter fiscal 2014 consists of GAAP net income of $495 million plus $47 million of amortization of intangibles related to the acquisitions of HGST, sTec and VeloBit, $13 million of charges related to litigation, $13 million for acquisition-related expenses and $11 million related to fixed asset impairment and other charges, offset by a gain of $65 million for a flood-related insurance recovery. Non-GAAP earnings per share of $2.12 for the first quarter is calculated by using the same 242 million diluted shares as is used for GAAP earnings per share. The tax effect of the non-GAAP charges was not material.
[2]	Non-GAAP net income for the first quarter fiscal 2013 consists of GAAP net income of $519 million plus $49 million of amortization of intangibles related to the acquisition of HGST and $26 million related to employee termination benefits and other charges. Non-GAAP earnings per share of $2.36 for the first quarter is calculated by using the same 252 million diluted shares as is used for GAAP earnings per share. The tax effect of the non-GAAP charges was not material.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Sept. 27, 2013	June 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$4,869	$4,309
Accounts receivable, net	1,791	1,793
Inventories	1,244	1,188
Other current assets	357	308

Total current assets	8,261	7,598
Property, plant and equipment, net	3,638	3,700
Goodwill	2,051	1,954
Other intangible assets, net	616	605
Other non-current assets	240	179

Total assets	$14,806	$14,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,061	$1,990
Accrued arbitration award	719	706
Accrued expenses	406	480
Accrued compensation	388	453
Accrued warranty	123	114
Short-term debt	500	—
Current portion of long-term debt	230	230

Total current liabilities	4,427	3,973
Long-term debt	1,668	1,725
Other liabilities	458	445

Total liabilities	6,553	6,143
Total shareholders’ equity	8,253	7,893

Total liabilities and shareholders’ equity	$14,806	$14,036

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts; unaudited)

	Three Months Ended
	Sept. 27,	Sept. 28,
	2013	2012
Revenue, net	$3,804	$4,035
Cost of revenue	2,716	2,842

Gross profit	1,088	1,193

Operating expenses:
Research and development	401	396
Selling, general and administrative	132	179
Charges related to arbitration award	13	—
Employee termination benefits and other charges	—	26

Total operating expenses	546	601

Operating income	542	592
Net interest and other	(10)	(14)

Income before income taxes	532	578
Income tax provision	37	59

Net income	$495	$519

Income per common share:
Basic	$2.10	$2.11

Diluted	$2.05	$2.06

Weighted average shares outstanding:
Basic	236	246

Diluted	242	252

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended
	Sept. 27,	Sept. 28,
	2013	2012
Cash flows from operating activities
Net income	$495	$519
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	312	313
Stock-based compensation	42	39
Deferred income taxes	(10)	(12)
Gain from insurance recovery	(65)	—
Changes in operating assets and liabilities, net	(94)	77

Net cash provided by operating activities	680	936

Cash flows from investing activities
Purchases of property, plant and equipment	(136)	(382)
Acquisitions, net of cash acquired	(263)	(9)
Other investing activities, net	39	—

Net cash used in investing activities	(360)	(391)

Cash flows from financing activities
Employee stock plans, net	7	60
Repurchases of common stock	(150)	(218)
Dividends to shareholders	(59)	—
Proceeds from debt	500	—
Repayment of debt	(58)	(58)

Net cash provided by (used in) financing activities	240	(216)

Net increase in cash and cash equivalents	560	329
Cash and cash equivalents, beginning of period	4,309	3,208

Cash and cash equivalents, end of period	$4,869	$3,537